EXHIBIT 10.1

As of January 10, 2008

Platinum Studios, Inc.
11400 West Olympic Blvd.
14th Flr.
Los Angeles, CA 90064
ATTN:  Scott Rosenberg

RE:           "DEAD OF NIGHT"

Gentlemen:

This will confirm the basic terms of the agreement between Platinum Studios ("Platinum") and Hyde Park Entertainment, Inc. ("HPE") with respect to the proposed theatrical motion picture presently entitled "DEAD OF NIGHT" (the "Picture"), as follows:

1.           The Picture shall be based on the screenplay "Dead of Night" (the "Screenplay"), written by Thomas Dean Donnelly and Joshua Oppenheimer ("Donnelly/Oppenheimer"), which Screenplay is based on the comic book series entitled "Dylan Dog" (the "Comic Book Series") created by Tiziano Sclavi ("Sclavi").  The Screenplay (as the same may be revised) and all the characters, settings, worlds, designs, illustrations and storylines contained within the Screenplay are sometimes collectively referred to herein as the "Property".  It is understood and agreed that the Property shall not include any characters, settings, worlds, designs, illustrations and/or storylines in the Comic Book Series except to the extent also included in the Screenplay, provided if a character, setting or world is described in the Screenplay, then the design or illustration thereof contained in the Comic Book Series shall also constitute part of the Property. Notwithstanding the foregoing, the generic use of creatures such as: zombies, werewolves, ghouls, ghosts and vampires and other dead and undead characters and the crimes committed between them or between them and humans and all of the generic human characteristics of their personalities and human activities in which they engage are not exclusive.

2.           Platinum represents and warrants that it owns the Rights (as defined in Paragraph 7 below) in and to the Property, subject only to reimbursing Disney for certain costs incurred by Disney in connection with the Screenplay in the amount of $225,000 (plus interest from 2001). This amount is to be budgeted and is not due or payable to Platinum and is not to be deducted from any amounts due Platinum. Platinum shall deliver the chain of title documentation relating to the Property to HPE concurrently with the execution of this Agreement.  Platinum represents and warrants that any prior agreements entered into by Platinum with respect to the Property, including the prior agreement with Arclight, have terminated, and Platinum shall indemnify HPE from any claim in respect thereof.

3.           HPE shall arrange for the financing of the Picture, subject to HPE approving the final screenplay, chain of title, budget, principal cast, key crew, director and principal locations.  The principal cast, director, budget and screenplay shall be subject to the mutual approval of HPE and Platinum, with HPE having the tie break.  For purposes of determining the budget for the Picture, the budget shall include customary, arms-length third party costs, bond fee, contingency, third party banking costs, a producer's fee to Scott Mitchell Rosenberg Productions, Inc. (SMRP) of $250,000 (of which 50%  is allocated to Ervin Rustemagic, subject to any advances or adjustments  paid by Rosenberg and/or Platinum to Rustemagic), a $500,000 producer's fee to HPE, and a rights fee to Platinum and third parties unaffiliated with Platinum ("Rights Holders") of $500,000 (of which seventy-five percent (75%) is payable to Platinum and twenty-five percent (25%) is allocated to SAF B.V.).  The budget shall be approximately $15 million, including bond, contingency and financing costs.  The Rights Holders shall be entitled to a deferred rights fee of $750,000 payable as provided for in Paragraph 6(c)(v) below (of which seventy-five percent (75%) is payable to Platinum and twenty-five percent (25%) is allocated to SAF B.V.).  Platinum represents that no more than seventy-five  percent (75%) of the rights fee or seventy-five percent (75%) of the deferred rights fee shall be paid directly or indirectly to, or on account of, Platinum or any of its affiliates or any individuals having an interest in Platinum. SMRP shall be entitled to a deferred producers fee of $250,000 payable as provided for in Paragraph 6(c)(iv) below (of which fifty percent (50%) is payable to SMRP and fifty percent (50%) is allocated to Ervin Rustemagic, subject to any advances or adjustments paid by Rosenberg and/or Platinum to Rustemagic). SMRP represents that no more than fifty  percent (50%) of the producer fee or fifty percent (50%) of the deferred producers fee shall be paid directly or indirectly to, or on account of, SMRP, or any of its affiliates or any individuals having an interest in SMRP (which deal will be negotiated separately from this agreement).

4.           HPE will begin production of the Picture on or before September 30, 2008 (the "Outside Date"), subject to the production lender approving the chain of title to the Picture on or before January 31, 2008, and if the chain of title is not so approved by such date, the Outside Date shall be extended by the amount of time between January 31, 2008 and the date upon which the chain of title is approved.  If the production of the Picture does not begin prior to the Outside Date, then all Rights in the Property shall revert back to Platinum, provided that if production has not started by the Outside Date and Platinum has received written confirmation from the production lender that the financing is in the process of being completed, then the Outside Date shall be extended for an additional ninety (90) days to accommodate the closing of said financing.  If such Rights revert back to Platinum and Platinum enters into an agreement with Oceana to finance “DEAD OF NIGHT” within one (1) year after said reversion, then the terms of this Agreement shall be reinstated.

5.           With respect to distribution of the Picture, the following shall apply:

(a)           Foreign.  HPE (or its affiliate) shall be the exclusive foreign sales agent for the Picture for which it shall receive a ten percent (10%) sales fee (inclusive of any fees to subagents as opposed to fees to actual distributors), a marketing fee (to cover film markets) of $75,000 and direct accountable sales expenses not to exceed $250,000 (the marketing fee and sales expenses being part of the budget for the Picture).  A sales agency agreement in HPE's customary form (as approved by the production lender and financier) shall be entered into with respect to the Picture.  It is agreed that HPE shall not make any sales to affiliated buyers without Platinum's approval, and representatives of Platinum shall have access to HPE's sales offices/booths at markets at which the Picture is being sold.

(b)           Domestic.  The Picture shall be released by a major studio or a distribution affiliate or division thereof (e.g., Fox Searchlight, Focus Features) or mini-major (e.g., Lions Gate).  HPE shall use good faith efforts to arrange for the domestic distribution deal.  HPE shall receive a five percent (5%) override fee on the domestic distribution deal.

6.           The revenues from the exploitation of the Picture actually received by HPE (in a separate account for the Production at a mutually approved collection agent with Fintage House being pre-approved, it being understood that until the collection account agreement has been executed with the collection agent, all revenues received in respect of the Picture shall be deposited in a segregated HPE account) shall be allocated as follows (parties acknowledge that HPE will take no sales fee from any and all revenues associated with tax subsidies or government incentives):

(a)           Foreign Revenues.  HPE shall receive its sales fee and recoup its foreign sales expenses and costs referred to in Paragraph 5(a) above to the extent not included in the budget, provided that any additional expenses in excess of $250,000 have been approved by Platinum not to be unreasonably withheld, with the balance going into the "pot".

(b)           Domestic Revenues.  HPE shall recoup its five percent (5%) override fee, with the balance going into the "pot".

(c)           The "pot" shall be allocated as follows:

(i)           First, to HPE until it has recouped the direct-out-of-pocket production costs of the Picture, plus any incurred unaffiliated third party interest, financing costs and other costs (bank charges, legal fees, etc.) paid to HPE's lenders, equity investors and other unaffiliated third party financiers.

(ii)           Second, to HPE in payment of an overhead fee to HPE and Platinum equal to ten percent (10%) of the direct cost budget of the Picture, which shall be allocated fifty percent (50%) to HPE and fifty percent (50%) to Platinum.

(iii)           Third, in payment of any residuals payable by HPE or its affiliates (including any reserves for said residuals) and any third party participations payable prior to "breakeven"

(iv)           Fourth, the next $2 million shall be allocated thirty-seven and one-half percent (37 1/2%) to the Rights Holders (in payment of their deferred rights fee), twelve and one-half percent (12 1/2%) to SMRP (in payment of its deferred producer's fee) and fifty percent (50%) to HPE.

(v)           The balance shall be allocated seventy percent (70%) to HPE and thirty percent (30%) to Rights Holders; provided, however, that third party creative participations payable after "breakeven" shall reduce Rights Holders' participation to a floor of twenty percent (20%).  HPE shall bear all third party financial participations from its share.  Third party creative participations shall be approved by Platinum, said approval not to be unreasonably withheld; provided, however, any participations payable to the principal cast and director, which are consistent with their prior deals, are deemed pre-approved.

7.           HPE shall acquire all Rights in the Property in all languages and media (now known or hereafter developed), including, without limitation, all live-action and/or animated motion picture, live-action and/or animated television ["free, pay, basic cable, satellite, etc."], radio, video cassette and disc, internet, rental and lending, and all allied, ancillary and subsidiary rights, including, without limitation, pay-per-view, video-on-demand, music publishing, soundtrack recording, prequel, sequel and remake rights, promotion and advertising rights (the "Rights"), in perpetuity, throughout the universe excepting only the Reserved Rights as defined and set forth in Exhibit "B"; provided that the Rights acquired in the Property hereunder shall not be exclusive with respect to those ancillary characters and settings identified in Exhibit "A" attached hereto (collectively, the "Non-Exclusive Elements").  All the elements of the Property not identified in Exhibit "A" shall be referred to as the "Exclusive Elements."  Platinum shall be entitled to exploit all Rights in the Non-Exclusive Elements outside the parameters of this Agreement and without any obligation to or restriction by HPE, provided that Platinum does not use the name of the Non-Exclusive Elements in connection with its exploitation thereof.  By way of example, Platinum shall be entitled to develop a motion picture based on any of the Non-Exclusive Elements without the consent or participation by HPE.

8.           The copyright in the Picture shall be owned by HPE.

9.           (a)           If the Picture is not made as a Canadian content picture, then the following shall apply.  Platinum shall designate one producer credit, one executive producer credit and two co-producer credits.  The co-producer credits shall be on screen and not included in paid advertising.  Platinum's producer credit shall be in second position to the producer credit accorded to Ashok Amritraj.  Platinum shall be entitled to a production credit which shall be shared with Ashok Amritraj's production credit, with Platinum in second position.  If the financier does not receive a logo credit on the screen, Platinum shall be entitled to an animated logo production credit which will follow the animated logo credit accorded to HPE.  If the financier does receive a logo credit on the screen, then Platinum's right to receive a logo credit on the screen shall be subject to the approval of the domestic distributor.  If Platinum is entitled to receive a logo credit on the screen, Platinum will, subject to the approval of the domestic distributor of the Picture, also be entitled to a “bug” or logo credit on all printed material immediately to the right or left of the HPE “bug” or logo credit. Except as provided, all credits are in the main title (if there are main title credits) and paid ad credits and tied in all respects (i.e. with respect to prominence, placement, excluded ads, etc.)

(b)           If the Picture is made as a Canadian content picture, then the following shall apply.  Platinum shall designate one executive producer credit (Scott Mitchell Rosenberg).  Platinum's executive producer credits shall be in second position to the executive producer credit accorded to Ashok Amritraj.  If permitted by the Canadian content rules and regulations, Platinum shall be entitled to share a production type credit with Ashok Amritraj, with Platinum in second position, provided the form of such production credit, if allowed, under Canadian content rules and regulations shall be in a form permitted by such rules and regulations.  If the financier does not receive a logo credit on the screen, Platinum shall be entitled to an animated logo production credit which will follow the animated logo credit accorded to HPE, if allowed under Canadian content rules and regulations, and shall be in a form permitted by such rules and regulations. If the financier does receive a logo credit on the screen, then Platinum's right to receive a logo credit on the screen shall be subject to the approval of the domestic distributor.  If Platinum is entitled to receive a logo credit on the screen, Platinum will, subject to the approval of the domestic distributor of the Picture, also be entitled to a “bug” or logo credit on all printed material immediately to the right or left of the HPE “bug” or logo credit, if allowed under Canadian content rules and regulations, and shall be in a form permitted by such rules and regulations.. Except as provided, all credits are in the main title (if there are main title credits) and paid ad credits and tied in all respects (i.e. with respect to prominence, placement, excluded ads, etc.), if allowed, under Canadian content rules and regulations shall be in a form permitted by such rules and regulations.

(c)           HPE confirms that there will be no other production company credits or full Producer credits (other than those accorded to a financier, a lead actor or the director) without Platinum’s approval.

(d)           All other credits for the Picture shall be determined by HPE.

10.           (a)           If HPE elects, in its sole discretion, to produce a theatrical prequel/sequel or theatrical remake based on the Picture and/or the Property ("Subsequent Production"), then Platinum shall be a producer of each Subsequent Production (with the financial terms for the Subsequent Production that has a budget of at least ninety percent (90%) of the budget of the Picture being no less favorable to Platinum than the financial terms of this Agreement including the payment of any rights fee, and if the budget of the Subsequent Production is less than ninety percent (90%) of the budget for the Picture, then the floor of Platinum's producer's fee [and the rights fee] shall be reduced prorate (based on the ratio between the budget of the Subsequent Production to the budget of the Picture) to a floor of no less than fifty percent (50%) of Platinum's producer fee and the rights fee for the Picture).  The right to produce Subsequent Productions shall revert to Platinum if by the earlier of five (5) years after commencement of principal photography of the Picture (or the commencement of principal photography of any Subsequent Production) or four (4) years following the initial release of the Picture (or the release of any Subsequent Production) (the "End Date") HPE has not produced (i.e., starts principal photography) or committed to produce (and starts principal photography within six (6) months after the End Date) a Subsequent Production.  For avoidance of doubt, if HPE produces or commits to produce (and starts principal photography within six (6) months after the End Date) a Subsequent Production within five (5) years after release of the Picture or the release of any Subsequent Production, there shall be no reversion hereunder, and if there is a reversion, Platinum shall only have the right to base any further productions on the Property and not on the Picture or any Subsequent Production or incorporate any characters, materials or elements from the Picture or any Subsequent Production that are not contained in the Property.

(b)           With respect to sequential television productions (series, MOW's or mini-series), direct to video productions, internet productions, including websites and mobile productions based upon the Picture and/or the Property ("Sequential Productions"), if any Sequential Productions are produced or committed to be produced prior to the End Date (as it may be extended), then HPE and Platinum shall be 50/50 partners on such productions, with HPE and Platinum equally sharing all fees and participations (with third party participations "off the top"), it being understood that any rights fees in respect of such productions shall be borne by Platinum's 50% share.  With respect to financial and creative matters with respect to any Sequential Productions, HPE and Platinum shall have mutual approval thereof, except if any Sequential Production is based upon or incorporates elements from the Picture or any Subsequent Production, HPE shall have the final say in the event of any disagreement, and if any Sequential Production is not based upon or does not incorporate any elements from the Picture or any Subsequent Production, Platinum shall have the final say in the event of any disagreement.  It is understood and agreed, however, that where Platinum may have the final say, (a) Platinum will not invoke such right to proceed with a Sequential Production if HPE believes it will affect HPE's opportunity to produce a Subsequent Production, and (b) Platinum will not invoke such right to prevent a Sequential Production from occurring in order to delay such Sequential Production until after the End Date (as it may be extended) so as to deprive HPE of its participation therein.

11.           Any overbudget costs that are not advanced by the completion bond company shall be subject to the mutual approval of HPE and Platinum, with HPE having the tie breaker.

12.           The services of Platinum's representatives in connection with the Picture shall be on a non-exclusive basis and two (2) of Platinum's representatives shall be entitled to visit the set of the Picture for up to two (2) weeks and each of such representatives shall receive a first-class roundtrip airfare plus hotel accommodations and a reasonable per diem or three Platinum representatives shall be entitled to visit the set of the Picture with one representative able to visit the set for up to two (2) weeks and two (2) representatives able to visit the set for one (1) week each with one (1) Platinum representative receiving first-class roundtrip airfare plus hotel accommodations and a reasonable per diem and two (2) Platinum representatives receiving business-class roundtrip airfare plus hotel accommodations and a reasonable per diem.  The costs for the foregoing shall be subject to the budget of the Picture and the approval of the bond company.

13.           Between HPE and Platinum, and to the extent HPE has consultation rights with the U.S. distributor of the Picture, HPE shall meaningfully consult with Platinum regarding the initial U.S. marketing campaign and initial release pattern, with HPE having the final say in this regard. Regarding the international release of the Picture, to the extent HPE has consultation rights with the applicable distributor, HPE shall meaningfully consult with Platinum regarding the international release pattern and the international marketing strategy of the Picture, with HPE having the final say in this regard.

14.           This Agreement shall not be assigned by either HPE or Platinum, except to an affiliated entity, or by HPE for purposes of financing the Picture and entering into distribution agreements relating thereto.

15.           Platinum and HPE intend to enter into a more formal agreement containing the terms set forth herein as well as such other terms as are customary in agreements of this nature.  HPE also intends to enter into an agreement with SMRP for the producing services of Scott Mitchell Rosenberg in connection with the Picture.  Unless and until execution of such more formal agreement and the agreement with SMRP, this will constitute a binding agreement between Platinum and HPE.

If the foregoing accurately sets forth our agreement, please so indicate by signing below.

Very truly yours,

HYDE PARK ENTERTAINMENT, INC.

By:	/s/ Ashok Amritraj
Chairman

AGREED TO AND ACCEPTED:

PLATINUM STUDIOS

By:	/s/ Scott Mitchell Rosenberg

EXHIBIT "A"

NON-EXCLUSIVE ELEMENTS

Corpus House

Big Al and Big Al's Body Shop

The generic use of zombies, werewolves and vampires and the crimes committed between them or between them and humans and all of the generic human characteristics of their personalities and human activities in which they engage are not exclusive.

EXHIBIT "B"

RESERVED RIGHTS

The following rights are reserved to Platinum (the "Reserved Rights") for Platinum's use and disposition, subject to the provisions of this Agreement:

1.           Publication Rights.  The right to publish and distribute the comic books based on the Screenplay and the Comic Book Series and any "Subsequent Works" ("Comic Book Publication Rights"), and the right to copyright such publications in the name of Platinum.  In connection with such Comic Book Publication Rights, HPE shall give good faith consideration to permitting Platinum to utilize the HPE-created "key art" for the Picture and any subsequent production in connection with Platinum's exercise of the Comic Book Publication Rights, and if it agrees to do so, HPE and Platinum shall negotiate an appropriate fee/royalty to the Picture in consideration for HPE granting such permission, it being understood that the distributor of the Picture may have the right to approve of Platinum's use of the key art.  The Comic Book Publication Rights shall include comic books (of all sizes and dimensions), graphic novels, strips, pages, serializations, panels, art, books, posters, prints, cards, portfolios and limited and alternate edition versions of all of the above; such Comic Book Publication Rights shall be anywhere in the world, by any publisher, in any printed or in electronic delivery format, including but not limited to, comics on CD's or CD-ROM, internet, other electronic uses now known or hereafter devised, provided that such uses contain:  (i) non-moving images, or (ii) so-called "comic book style" animation (but, for the avoidance of doubt, such animation shall not be photorealistic, i.e., intended to look like live action) produced initially for the internet or wireless with each individual production not to exceed fifteen (15) minutes in length.  Notwithstanding the foregoing, HPE shall have the right, for the advertising and exploitation purposes granted to HPE under this Agreement, to use excerpts from the Screenplay, not to exceed the lesser of 5,000 words or ten percent (10%) of the Work, in order to produce and publish stories, synopses, excerpts and summaries of and from the Screenplay or any Motion Pictures based on the Screenplay, as serials or otherwise, and with or without illustrations by photographs, drawings or cartoons.

2.           Platinum's Reserved Merchandising Rights.

(a)           Non-Picture Related Classic Merchandise.  The exclusive right to exploit, manufacture, sell and/or distribute "Non-Picture Related Classic Merchandise" (as defined below).  For the purposes of this Agreement, "Non-Picture Related Classic Merchandise" shall be defined as all forms of merchandise based on the Screenplay or the Comic Book Series but which may not incorporate any element of the Picture not already contained in the Screenplay or the Comic Book Series and/or any element (including without limitation new characters) created by or for HPE in connection therewith (the "Film Elements").  Platinum shall be strictly prohibited from using any Film Elements in connection with, among other things, the manufacturing, selling, advertising and/or distribution of the Non-Picture Related Classic Merchandise without the express prior written approval of HPE.

(b)           Picture-Related Merchandising Rights.  The exclusive right to exploit, manufacture, sell and/or distribute "Picture-Related Merchandise" (as defined below).  For purposes of this Agreement, "Picture-Related Merchandise" shall be defined as all forms of merchandise based on any element of the Picture (and/or any Subsequent Production and/or any Sequential Production) (which is not already contained in the Screenplay or the Comic Book Series) and/or any element, including without limitation, new characters created by or for HPE in connection with the Picture, any Subsequent Production or any Sequential Production.

(c)           Interactive Software Game Rights.  Platinum's Reserved Merchandising Rights shall also include "Interactive Software Game" rights (as defined below) in and to the Screenplay, the Comic Book Series and/or the Picture, any Subsequent Production and/or any Sequential Production, which Interactive Software Games based on the Work may be manufactured, sold, distributed and exploited on any and all media upon which Interactive Software Games are played, whether now known or hereafter devised (including without limitation cartridge and disc based formats or transmitted wirelessly or on-line by download or on mobile devices).  "Interactive" shall be defined as any device or component that responds to the actions or input of a user.  "Game" shall be defined as any activity with a set of rules that govern interaction which is designed for the purpose of entertainment, whether played individually or with others.  "Software" shall be defined as a series of encoded instructions compiled in executable form in any programming language now available or hereinafter devised throughout the universe and specifically including instructions imbedded directly on silicon or other chipsets, which define the interactive operability of an activity.  "Interactive Software Games" shall be deemed to include the following (provided each is an "Interactive Software Game" as defined above): computer games, video and electronic games (including but not limited to home video games, pay-to-play standalone and multiplayer platform games), coin-operated games (but not slot machines), cartridge based hand-held games, cellular telephone games, flash games and shockwave games in any storage, delivery or transmission medium, whether now existing or hereafter developed, including without limitation, discs, tapes and other magnetic media, game cartridges and other read-only memory and electronic storage devices, CD-ROM, DVD, Blue-Ray and other optical storage devices, radio, television, videotext and other modes of direct or network transmission, digital encoding and streaming, broadband applications and web applications.